Exhibit 99.1

First Choice Bancorp Announces

First Quarter of 2020 Financial Results

Current Quarter Highlights

●	Net income of $4.5 million or $0.39 per diluted share

●	Net interest margin of 4.78%

●	Return on average assets and average equity of 1.06% and 6.90%

●	Provision for loan losses of $2.7 million including impact of COVID-19

●	Total loans held for investment increased $63.4 million, or 18.4% annualized

●	Noninterest-bearing demand deposits represented 46.5% of total deposits at March 31, 2020

●	Community bank leverage ratio (preliminary) was 11.73%

●	Quarterly cash dividend of $0.25 per share

COVID-19 Response

●	Business Continuity Plan activated to allow remote work while ensuring high level of customer service

●	$10 thousand charitable donations made to several non-profit organizations in Los Angeles, Orange, and San Diego counties helping to fight hunger during the COVID-19 pandemic

●	Payment deferral program implemented where 90-day principal and/or interest deferrals were requested for over 500 loans of which we granted for 459 loans with outstanding principal balances of approximately $600 million through April 19, 2020.

●	All COVID-19 related loan payment deferrals meet the applicable requirements to continue accruing interest, and are not considered TDRs. All of the loans granted deferments were current for their payments through the end of February 2020.

●	Preferred Small Business Administration (“SBA”) lender participating in the Paycheck Protection Program (“PPP”) with approximately $300 million in approvals for over 1,000 small businesses, with approximately $87 million in loans funded through April 19, 2020

●	Recent approval by FRB to access SBA PPP Liquidity Facility will allow the Company to fund PPP loans without taking on liquidity or funding risk

Cerritos, CA, April 21, 2020 – First Choice Bancorp (NASDAQ: FCBP) (“us,” “we,” “our,” or the “Company”), the holding company of First Choice Bank (the “Bank”), today reported net income of $4.5 million for the first quarter of 2020, or $0.39 per diluted share, compared to net income of $6.0 million, or $0.51 per diluted share, for the fourth quarter of 2019. Financial results for the first quarter of 2020 include a provision for loan losses of $2.7 million, or $0.16 per diluted share, compared to $1.2 million, or $0.07 per diluted share in the fourth quarter of 2019.

“We have worked hard to build a franchise that can be a source of strength to customers, employees and shareholders during challenging times,” said Peter Hui, Chairman of the Board. “We have the capital and liquidity to continue supporting our clients and the communities we serve during the crisis brought on by the COVID-19 pandemic, while our current profitability enables us to maintain our quarterly dividend for the time being.”

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“As the COVID-19 pandemic accelerated, our team worked tirelessly to adjust our operations to protect the health and safety of our employees and clients, while continuing to provide excellent service and putting in place relief programs to assist customers that have been impacted by the crisis,” said Robert M. Franko, President and CEO. “As a Preferred SBA Lender, we were able to quickly provide access to the PPP for both existing clients and new commercial customers. As a result, through April 19, 2020, we have submitted and received approval on approximately $300 million of PPP loans. Our responsiveness, small business lending expertise, and capital strength is allowing us to attract new clients to the Bank that aren’t being adequately serviced by their existing financial institutions, which we believe will further strengthen our position in the Southern California market when the economy begins to recover from the impact of COVID-19.”

STATEMENT OF INCOME

Net Interest Income

Net interest income for the first quarter of 2020 totaled $19.2 million, a slight decrease of $35 thousand from the fourth quarter of 2019 due to lower interest income of $209 thousand, offset partially by lower interest expense of $174 thousand. Average loans increased by $78.9 million in the first quarter of 2020, contributing an increase in interest income of $1.0 million, partially offset by a decrease of $182 thousand in discount accretion on loans acquired in a business combination, and lower market interest rates in the first quarter of 2020. The decrease in interest expense for the first quarter of 2020 was due primarily to lower market interest rates, partially offset by an increase in borrowing costs from higher average borrowings to support loan growth. We were able to reduce interest expense by calling high cost brokered time deposits and replacing them with lower cost FHLB borrowings. Interest expense on interest-bearing deposits decreased $318 thousand, offset partially by an increase of $144 thousand on total borrowings.

Net Interest Margin

Net interest margin for the first quarter of 2020 decreased 7 basis points to 4.78% from 4.85% for the fourth quarter of 2019. The decrease in the net interest margin was due primarily to a 26 basis point decrease in loan yields (including fees and discounts), partially offset by a change in the interest-earning asset mix, and a 5 basis point decrease in funding costs. The decrease in the interest-earning assets yield and loan yield were driven by lower market interest rates resulting from the Federal Reserve’s 150 basis point reduction in the target Federal Funds rate in the first quarter of 2020 and its 25 basis point reduction in the fourth quarter of 2019. The yield on loans decreased to 5.95% for the first quarter of 2020, compared to 6.21% for the fourth quarter of 2019 primarily related to a decrease in market rates and a decrease in loan discount accretion on acquired loans which represented 18 basis points for the first quarter of 2020, compared to 24 basis points in the fourth quarter of 2019. The cost of funds decreased to 0.72% for the first quarter of 2020, compared to 0.77% for the fourth quarter of 2019, due primarily to lower interest rates, offset by a change in the funding mix with a higher percentage of average interest-bearing demand deposits, and a higher percentage of average total borrowings. Average borrowings and senior secured notes increased $51.2 million to $100.2 million to support loan growth, while the average cost of such borrowings decreased by 74 basis points. Average noninterest-bearing demand deposits decreased $26.8 million to $631.8 million and represented 47.0% of total average deposits for the first quarter of 2020, compared to $658.7 million, or 48.4% of total average deposits, for the fourth quarter of 2019. The total cost of deposits decreased 8 basis points to 0.63% for the first quarter of 2020, compared to 0.71% for the fourth quarter of 2019.

The discount accretion from loans acquired in a business combination of $624 thousand contributed 16 basis points to the net interest margin in the first quarter of 2020 compared to $806 thousand and 20 basis points in the fourth quarter of 2019.

Provision for Loan Losses

The provision for loan losses for the first quarter of 2020 was $2.7 million, an increase of $1.5 million from $1.2 million for the fourth quarter of 2019. Approximately $1.9 million of the first quarter provision was driven mostly by an increase in qualitative factors relating to the COVID-19 pandemic and macro-economic conditions, while $800 thousand was attributed to the net loan growth for the quarter. The assumptions underlying these qualitative factors included (a) a deterioration in the macro-economic environment caused by the pandemic; (b) an increase in the unemployment rate resulting from such deterioration as well as government programs and assistance aimed at reducing the impact of the pandemic; (c) the impact of deferring loan payments for customers as an accommodation due to the pandemic; and (d) the Bank’s participation in the Small Business Administration’s Paycheck Protection Program.

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Noninterest Income

Noninterest income for the first quarter of 2020 was $1.4 million, a decrease of $168 thousand from $1.6 million for the fourth quarter of 2019 due primarily to lower gains on loan sales of $570 thousand, partially offset by higher service charges and fees on deposit accounts of $192 thousand, and higher net servicing fees of $137 thousand. Loans sold during the first quarter of 2020 totaled $3.4 million resulting in a gain on sale of $377 thousand, compared to $19.2 million in loans sold and a gain on sale of $947 thousand in the fourth quarter of 2019. The $192 thousand increase in service charges and fees on deposit accounts during the first quarter of 2020 was due primarily to higher analysis fees on certain deposit accounts. The $137 thousand increase in net servicing fees was due primarily to a decrease in amortization of the servicing asset in the first quarter of 2020.

Noninterest Expense

Noninterest expense increased $235 thousand to $11.5 million for the first quarter of 2020 from $11.3 million for the fourth quarter of 2019. This increase was due primarily to higher salaries and employee benefit expenses, higher loan related expenses and higher other expenses, offset partially by lower occupancy and equipment expenses, lower customer service related expenses, and lower amortization of the core deposit intangible.

The $1.1 million increase in salaries and employee benefits was due to seasonally higher first quarter payroll taxes and employee benefits, annual merit increases and higher bonus and incentives accruals. The $126 thousand increase in other expenses resulted from no loss provision for unfunded loan commitment reserve recognized in the first quarter of 2020 versus a $200 thousand reversal of unfunded loan commitment reserve in the fourth quarter of 2019.

The $830 thousand decrease in occupancy and equipment expense was due to an $807 thousand pre-tax impairment charge for the branch relocation and consolidation efforts in the fourth quarter of 2019. The $196 thousand decrease in customer service related expenses was due to lower average demand deposits during the first quarter of 2020. The $65 thousand decrease in amortization of core deposit intangible was due to accelerated amortization in the fourth quarter of 2019.

The efficiency ratio remained strong at 56.0% in the first quarter of 2020, compared to 54.3% in the fourth quarter of 2019. The higher efficiency ratio in the first quarter of 2020 was impacted by lower revenue and higher noninterest expense.

Income Taxes

Income tax expense was $1.8 million for the first quarter of 2020 compared to $2.3 million for the fourth quarter of 2019. The effective tax rate was at 28.6% for the first quarter of 2020 and 28.3% for the fourth quarter of 2019. The effective tax rate for the full year of 2020 is expected to be in the range of 29% to 30%.

STATEMENT OF FINANCIAL CONDITION

Loan Portfolio

Total loans held for investment increased $63.4 million in the first quarter of 2020, or 4.6%, to $1.44 billion at March 31, 2020 primarily due to increases in commercial and industrial loans, commercial real estate loans and SBA loans, partially offset by a decrease in construction and land loans. The net increase was attributed to new loan fundings and net utilization of existing lines of credit.

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New loan commitments totaled $188.5 million for the first quarter of 2020, compared to $100 million for the fourth quarter of 2019. The first quarter new loan commitments included $99.1 million in construction and commercial real estate loans, $65.4 million in commercial and industrial loans, $13.0 million in SBA loans held for investment and $11.0 million of SBA loans held for sale. Total unfunded loan commitments decreased $2.0 million to $382.3 million at March 31, 2020 from $384.3 million at December 31, 2019 due to the higher utilization of existing lines of credit, partially offset by the first quarter’s new loan commitments. During the first quarter of 2020, borrower drawdowns on existing lines of credit totaled $92.4 million, partially offset by new loan commitments, principal reductions and payoffs.

Deposits

Total deposits increased $37.3 million from the prior quarter to $1.35 billion at March 31, 2020 due to higher balances in all deposit categories. Time deposits increased $25.1 million due primarily to an increase in brokered time deposits. Interest-bearing nonmaturity deposits increased $11.0 million and noninterest-bearing demand deposits increased $1.2 million. At March 31, 2020, brokered time deposits totaled $95.6 million, of which $67.9 million are callable or mature in six months, and $22.7 million are One-Way CDARS time deposits. The increase in interest-bearing nonmaturity deposits was attributed to core customer growth. Noninterest-bearing deposits totaled $627.8 million and represented 46.5% of total deposits at March 31, 2020, compared to $626.6 million and 47.7% of total deposits at December 31, 2019.

Credit Quality

Nonperforming loans decreased to $9.1 million at March 31, 2020, compared to $11.3 million at December 31, 2019, and represented 0.51% and 0.67% of total assets, respectively. The decrease in nonperforming loans was due primarily to payoffs. Net charge-offs for the first quarter of 2020 were $4 thousand, or 0.001% of average loans on an annualized basis, compared to $18 thousand or 0.01% of average loans on an annualized basis for the fourth quarter of 2019.

Loan delinquencies (30-89 days past due) totaled $2.3 million at March 31, 2020, compared to $1.8 million at December 31, 2019. The increase was due mostly to one residential real estate loan which was 30 days past due at March 31, 2020. There were no loans over 90 days past due that were still accruing.

The allowance for loan losses increased 20% to $16.2 million and represented 1.13% of total loans held for investment and 178% of nonperforming loans at March 31, 2020, compared with 0.98% and 120% at December 31, 2019, respectively. At March 31, 2020, the net carrying value of acquired loans totaled $210.8 million and included a remaining net discount of $5.4 million. The discount is available to absorb losses on the acquired loans and represented 2.56% of the net carrying value of acquired loans and 0.37% of total gross loans held for investment.

CAPITAL POSITION

Capital Ratios

The Bank has elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, beginning with the Call Report to be filed for the first quarter of 2020. The CBLR will replace the risk-based and leverage capital requirements in the generally applicable capital rules. The minimum CBLR was originally 9%, however, on April 6, 2020, the federal banking regulators, implementing the applicable provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”), issued interim rules which modified the CBLR framework so that: (i) beginning in the second quarter 2020 and until the end of the year, a banking organization that has a leverage ratio of 8% or greater and meets certain other criteria may elect to use the CBLR framework; and (ii) community banking organizations will have until January 1, 2022, before the CBLR requirement is re-established at greater than 9%. Under the interim rules, the minimum CBLR will be 8% beginning in the second quarter and for the remainder of calendar year 2020, 8.5% for calendar year 2021, and 9% thereafter. The interim rules also maintain a two-quarter grace period for a qualifying community banking organization whose leverage ratio falls no more than 1% below the applicable community bank leverage ratio.

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At March 31, 2020, the Bank’s preliminary CBLR ratio was 11.73% which exceeded all regulatory capital requirements under the CBLR framework and the Bank was considered to be ‘‘well-capitalized.’’

Stock Repurchase Program

During the first quarter of 2020, the Company repurchased 38,411 shares of its common stock at an average price of $22.34 and a total cost of $858 thousand under the stock repurchase program announced in December 2018. The remaining number of shares authorized to be repurchased under this program was 695,489 shares at March 31, 2020. On March 17, 2020, the Company issued a press release announcing the suspension of the stock repurchase program in light of news reports indicating that members of Congress had voiced concerns about the practice of banks repurchasing shares during an economic crisis. Suspending the stock repurchase program will allow the Company to preserve capital and provide liquidity during the COVID-19 pandemic to meet the credit needs of the Company’s customers, as well as support small businesses and the local economies served by the Company through the Bank’s lending and other important services.

Investor Presentation

The Company plans to provide an updated investor presentation with additional disclosures on its loan portfolio by the end of April. The updated investor presentation will be filed on form 8-K with the Securities and Exchange Commission and made available on the Presentations page of the Company’s investor relations website.

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of and the registered bank holding company for, First Choice Bank. As of March 31, 2020, First Choice Bancorp had total consolidated assets of $1.78 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small- to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 9 full-service branches and 2 loan production offices located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s results of operations and financial condition and to enhance investors’ overall understanding of such results of operations and financial condition, permit investors to effectively analyze financial trends of our business activities, and enhance comparability with peers across the financial services sector. These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP financial measures is included in the accompanying financial tables.

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Forward-Looking Statements

In addition to historical information, certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to management’s beliefs, projections and assumptions concerning future results and events. Forward-looking statements, include descriptions of management’s plans or objectives for future operations, products or services, and forecasts of the Company’s revenues, earnings or other measures of economic performance. As well, forward-looking statements may relate to future outlook and anticipated events, such as the Company’s plans and protocols with regard to managing potential impacts related to the COVID-19 virus, the Company’s strategy to help keep its workforce and local communities safe, the Company’s business continuity protocols and the potential impact on operations related to COVID-19, and the Company’s ability to successfully advance its development and expansion projects and achieve its growth objectives. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this presentation was prepared and can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” ‘project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions or the negative version of those words or phrases.

Forward looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the SEC, including under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as may be supplemental and/or amended by our Quarterly Reports on Form 10-Q as filed subsequent thereto.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

First Choice Bancorp

Khoi D. Dang, Esq., 562.263.8336

Executive Vice President and General Counsel

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First Choice Bancorp and Subsidiary

Financial Highlights and Selected Ratios (unaudited):

	At or for the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(dollars in thousands, except per share amounts)
Total interest and dividend income	$21,744	$21,953	$21,839
Total interest expense	2,571	2,745	2,647
Net interest income	19,173	19,208	19,192
Provision for loan losses	2,700	1,200	350
Net interest income after provision for loan losses	16,473	18,008	18,842
Total noninterest income	1,415	1,583	2,122
Total noninterest expense	11,519	11,284	10,700
Income before taxes	6,369	8,307	10,264
Income taxes	1,823	2,349	3,256
NET INCOME	$4,546	$5,958	$7,008

Total assets	$1,775,662	$1,690,324	$1,649,759
Total loans held for investment	1,438,055	1,374,675	1,273,577
Noninterest-bearing deposits	627,793	626,569	535,867
Total deposits	1,351,040	1,313,693	1,215,170
Dividends declared per common share	$0.25	$0.25	$0.20
Net income per share-diluted	$0.39	$0.51	$0.59
Return on average assets	1.06%	1.40%	1.87%
Return on average equity	6.90%	9.02%	11.45%
Return on average tangible common equity (1)	9.84%	12.95%	16.89%
Net interest margin	4.78%	4.85%	5.50%
Average loan yield	5.95%	6.21%	6.62%
Cost of deposits	0.63%	0.71%	0.75%
Cost of funds	0.72%	0.77%	0.85%
Efficiency ratio (1)	56.0%	54.3%	50.2%
Noninterest-bearing deposits to total deposits	46.5%	47.7%	44.1%
Equity to assets ratio	14.83%	15.49%	15.04%
Tangible common equity to tangible asset ratio (1)	10.87%	11.34%	10.72%
Book value per share	$22.58	$22.50	$21.30
Tangible book value per share (1)	$15.81	$15.70	$14.45

(1) Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2020	December 31, 2019
	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$12,915	$27,359
Interest-bearing deposits at other banks	160,662	134,442
Total cash and cash equivalents	173,577	161,801
Investment securities, available-for-sale	38,924	26,653
Investment securities, held-to-maturity	1,702	5,056
Equity securities, at fair value	2,753	2,694
Restricted stock investments, at cost	12,999	12,986
Loans held for sale	13,594	7,659
Total loans held for investment	1,438,055	1,374,675
Allowance for loan losses	(16,218)	(13,522)
Total loans held for investment, net	1,421,837	1,361,153
Accrued interest receivable	5,670	5,451
Premises and equipment	2,109	1,542
Servicing asset	2,988	3,202
Deferred taxes	5,469	6,163
Goodwill	73,425	73,425
Core deposit intangible	5,535	5,728
Other assets	15,080	16,811
TOTAL ASSETS	$1,775,662	$1,690,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$627,793	$626,569
Money market, interest checking and savings	525,371	514,366
Time deposits	197,876	172,758
Total deposits	1,351,040	1,313,693
Borrowings	140,000	90,000
Senior secured debt	8,600	9,600
Accrued interest payable and other liabilities	12,715	15,226
Total liabilities	1,512,355	1,428,519
Total shareholders’ equity	263,307	261,805
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,775,662	$1,690,324

Shares outstanding	11,662,603	11,635,531
Book value per share	$22.58	$22.50
Tangible book value per share (1)	$15.81	$15.70

(1) Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(dollars in thousands, except per share amounts)
INTEREST and DIVIDEND INCOME
Interest and fees on loans	$20,780	$20,741	$20,916
Interest on investment securities	218	194	236
Interest on deposits at other financial institutions	501	805	445
Dividends on FHLB and other stock	245	213	242
Total interest and dividend income	21,744	21,953	21,839
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	1,109	1,222	1,239
Interest on time deposits	995	1,200	1,005
Interest on borrowings	376	176	230
Interest on senior secured notes	91	147	173
Total interest expense	2,571	2,745	2,647
Net interest income	19,173	19,208	19,192
Provision for loan losses	2,700	1,200	350
Net interest income after provision for loan losses	16,473	18,008	18,842
NONINTEREST INCOME
Gain on sale of loans	377	947	928
Service charges and fees on deposit accounts	555	363	540
Net servicing fees	224	87	234
Other income	259	186	420
Total noninterest income	1,415	1,583	2,122
NONINTEREST EXPENSE
Salaries and employee benefits	7,230	6,139	6,223
Occupancy and equipment	1,063	1,893	1,429
Data processing	807	903	604
Professional fees	471	396	419
Office, postage and telecommunications	258	252	272
Deposit insurance and regulatory assessments	61	47	195
Loan related	275	165	214
Customer service related	372	568	477
Amortization of core deposit intangible	193	258	196
Other expenses	789	663	671
Total noninterest expense	11,519	11,284	10,700
Income before taxes	6,369	8,307	10,264
Income taxes	1,823	2,349	3,256
Net income	$4,546	$5,958	$7,008

Net income per share-diluted	$0.39	$0.51	$0.59
Weighted average shares - diluted	11,632,050	11,607,176	11,813,018

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First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
Interest-earning assets:	(dollars in thousands)
Loans (1)	$1,404,652	$20,780	5.95%	$1,325,748	$20,741	6.21%	$1,280,743	$20,916	6.62%
Investment securities	36,200	218	2.42%	34,483	194	2.23%	37,094	236	2.58%
Deposits at other financial institutions	157,743	501	1.28%	198,082	805	1.61%	80,800	427	2.14%
Federal funds sold/resale agreements	—	—	N/A	—	—	N/A	3,000	18	2.43%
Restricted stock investments and other bank stocks	14,524	245	6.78%	14,078	213	6.00%	13,891	242	7.07%
Total interest-earning assets	1,613,119	21,744	5.42%	1,572,391	21,953	5.54%	1,415,528	21,839	6.26%

Noninterest-earning assets	114,282			116,193			107,729
Total assets	$1,727,401			$1,688,584			$1,523,257

Interest-bearing liabilities:
Interest checking	$156,407	$262	0.67%	$135,732	$324	0.95%	$118,882	$309	1.05%
Money market accounts	318,465	798	1.01%	301,552	841	1.11%	271,980	868	1.29%
Savings accounts	28,264	49	0.70%	30,243	57	0.75%	34,357	62	0.73%
Time deposits	117,567	490	1.68%	131,603	567	1.71%	170,365	730	1.74%
Brokered time deposits	92,844	505	2.19%	103,094	633	2.44%	60,699	275	1.84%
Total interest-bearing deposits	713,547	2,104	1.19%	702,224	2,422	1.37%	656,283	2,244	1.39%
Borrowings	92,143	376	1.64%	37,826	176	1.85%	36,123	230	2.58%
Senior secured notes	8,022	91	4.56%	11,171	147	5.22%	11,894	173	5.90%
Total interest-bearing liabilities	813,712	2,571	1.27%	751,221	2,745	1.45%	704,300	2,647	1.52%

Noninterest-bearing liabilities:
Demand deposits	631,809			658,654			561,868
Other liabilities	17,011			16,793			8,921
Shareholders’ equity	264,869			261,916			248,168

Total liabilities and shareholders’ equity	$1,727,401			$1,688,584			$1,523,257

Net interest spread		$19,173	4.15%		$19,208	4.09%		$19,192	4.74%
Net interest margin			4.78%			4.85%			5.50%

Total deposits	$1,345,356	$2,104	0.63%	$1,360,878	$2,422	0.71%	$1,218,151	$2,244	0.75%
Total funding sources	$1,445,521	$2,571	0.72%	$1,409,875	$2,745	0.77%	$1,266,168	$2,647	0.85%

(1) Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes $292 thousand, $237 thousand and $231 thousand related to the accretion of net deferred loan fees for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019. In addition, interest income includes $624 thousand, $806 thousand and $956 thousand of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019.

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First Choice Bancorp and Subsidiary

Loan Composition

	March 31, 2020		December 31, 2019
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Construction and land development	$233,607	16.2%	$249,504	18.1%
Real estate:
Residential	42,904	3.0%	43,736	3.2%
Commercial real estate - owner occupied	148,517	10.3%	171,595	12.5%
Commercial real estate - non-owner occupied	476,472	33.2%	423,823	30.8%
Commercial and industrial	350,090	24.3%	309,011	22.5%
SBA loans	187,407	13.0%	177,633	12.9%
Consumer	450	—%	430	—%
Total loans held for investment, net of discounts	$1,439,447	100.0%	$1,375,732	100.0%
Net deferred loan fees	(1,392)		(1,057)
Total loans held for investment	$1,438,055		$1,374,675
Allowance for loan losses	(16,218)		(13,522)
Total loans held for investment, net	$1,421,837		$1,361,153

Total loans held for investment

	March 31, 2020	December 31, 2019
	(dollars in thousands)
Gross loans held for investment	$1,448,082	$1,385,142
Unamortized net discounts (1)	(8,635)	(9,410)
Net unamortized deferred origination fees	(1,392)	(1,057)
Total loans held for investment	$1,438,055	$1,374,675

(1)	Unamortized net discounts include discounts related to the retained portion of SBA loans and net discounts on Non-PCI acquired loans. At March 31, 2020, net discounts related to loans acquired in the PCB acquisition totaled $5.4 million that was expected to be accreted into interest income over a weighted average remaining life of 4.6 years. At December 31, 2019, net discounts related to loans acquired in the PCB acquisition totaled $6.0 million.

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Allowance for Loan losses

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(dollars in thousands)
Balance, beginning of period	$13,522	$12,340	$11,056
Provision for loan losses	2,700	1,200	350
Charge-offs	(28)	(18)	(2)
Recoveries	24	—	22
Net (charge-offs) recoveries	(4)	(18)	20
Balance, end of period	$16,218	$13,522	$11,426

Annualized net (charge-offs) recoveries to average loans	—%	(0.01)%	0.01%

First Choice Bancorp and Subsidiary

Credit Quality (1)

	March 31, 2020	December 31, 2019
	(dollars in thousands)
Non-accrual loans	8,984	11,107
Troubled debt restructurings on non-accrual	151	158
Total nonperforming loans	9,135	11,265
Total nonperforming assets	$9,135	$11,265
Troubled debt restructurings - on accrual	$319	$321

Nonperforming loans as a percentage of total loans held for investment	0.64%	0.82%
Nonperforming loans as a percentage of total assets	0.51%	0.67%
Allowance for loan losses as a percentage of total loans held for investment	1.13%	0.98%
Allowance for loan losses as a percentage of nonperforming loans	177.54%	120.04%
Accruing loans held for investment past due 30 - 89 days	$2,306	$1,767

(1) Excludes purchased credit impaired loans with a carrying value of $1.1 million and $1.1 million at March 31, 2020 and December 31, 2019. There were no accruing loans past due 90 days or more and no foreclosed assets for any of the periods presented.

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GAAP to Non-GAAP Reconciliation

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) average tangible common equity, (3) return on average tangible common equity, (4) tangible common equity, (5) tangible assets, (6) tangible common equity to tangible asset ratio, and (7) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Efficiency Ratio	(dollars in thousands)
Noninterest expense (numerator)	$11,519	$11,284	$10,700

Net interest income	$19,173	$19,208	$19,192
Plus: Noninterest income	1,415	1,583	2,122
Total net interest income and noninterest income (denominator)	$20,588	$20,791	$21,314
Efficiency ratio	56.0%	54.3%	50.2%

Return on Average Assets, Equity, Tangible Equity
Net income	$4,546	$5,958	$7,008

Average assets	$1,727,401	$1,688,584	$1,523,257
Average shareholders’ equity	264,869	261,916	248,168
Less: Average intangible assets	79,083	79,336	79,928
Average tangible common equity	$185,786	$182,580	$168,240

Return on average assets	1.06%	1.40%	1.87%
Return on average equity	6.90%	9.02%	11.45%
Return on average tangible common equity	9.84%	12.95%	16.89%

	Year Ended
	March 31, 2020	December 31, 2019
Tangible Common Equity Ratio/Tangible Book Value Per Share	(dollars in thousands, except per share amounts)
Shareholders’ equity	$263,307	$261,805
Less: Intangible assets	78,960	79,153
Tangible common equity	$184,347	$182,652

Total assets	$1,775,662	$1,690,324
Less: Intangible assets	78,960	79,153
Tangible assets	$1,696,702	$1,611,171

Equity to assets ratio	14.83%	15.49%
Tangible common equity to tangible asset ratio	10.87%	11.34%

Shares outstanding	11,662,603	11,635,531
Book value per share	$22.58	$22.50
Tangible book value per share	$15.81	$15.70

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